Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE April 29, 2008	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 29, 2008 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its second quarter ended March 31, 2008.  Net earnings for the quarter were $60.9 million, or $1.03 per diluted share, versus net earnings of $66.6 million, or $1.14 per diluted share in the second fiscal quarter of 2007.  The current quarter includes an after-tax expense of $1.0 million, or $0.02 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex Products, Inc. acquisition as well as integration and other realignment costs of $2.9 million, after-tax, or $0.05 per diluted share.  Included in the prior year quarter were charges of $3.0 million, after tax, or $0.05 per diluted share for restructuring projects in Europe.

“While we knew that the second quarter would be challenging, the modest decline in the U.S. battery category combined with the magnitude of the trade inventory de-stocking by retailers was unanticipated,” said Ward Klein, Chief Executive Officer.  “We believe that the category decline was related to sluggishness in the U.S. economy and that our battery business and battery category fundamentals remain strong and well-positioned for long-term growth.  In Personal Care, our businesses are holding their own as we continue to launch new products while integrating the Schick and Playtex businesses.  The remainder of fiscal 2008 will be challenging, but we will continue to invest in all of our businesses as our outlook for 2009 and beyond remains positive.”

As previously noted, Energizer’s business and financial results are now reported in two segments:  Household Products and Personal Care.  For the current quarter, net sales increased $220.1 million, or 30%, to $951.0 million, due primarily to the acquisition of Playtex on October 1, 2007, which added $223.8 million to net sales for the quarter.  Net sales in the legacy Household Products and Personal Care businesses were essentially flat for the quarter.   Segment profit increased $21.3 million, or 15%, to $163.7 million.  On a constant currency basis, sales increased $183.3 million and segment profit increased $5.3 million.  General corporate and other expenses decreased $9.0 million and interest and other financing costs increased $34.9 million.

The inclusion of Playtex’s results and the incremental interest expense associated with the financing of the acquisition increased diluted earnings per share by $0.17 in the quarter, which includes an offset of $0.02 related to the inventory write-up charge and $0.05 related to integration costs.

For the six months ended March 31, 2008, net earnings were $163.5 million , or $2.77 per diluted share, compared to net earnings of $188.9 million, or $3.23 per diluted share, in the same period last year.  Included in the current six month results are an after-tax expense of $16.5 million, or $0.28 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex acquisition as well as integration and other realignment costs of $8.1 million, after-tax, or $0.14 per diluted share.  Included in the prior year quarter were charges of $5.3 million, after tax, or $0.09 per diluted share for restructuring projects in Europe.

For the six months, the inclusion of Playtex’s results and incremental interest expense associated with the financing of the acquisition reduced diluted earnings per share by $0.22, which includes an offset of $0.28 related to the inventory write-up charge and $0.11 related to the integration costs.

Net sales for the six months were $2,140.9 million, an increase of $450.8 million, or 27%, due primarily to the acquisition of Playtex, which added $372.3 million to net sales for the six months, and $84.4 million of favorable currency in the legacy Household Products and Personal Care businesses.  Segment profit increased $50.8 million, or 14%, to $419.3 million.  General corporate and other expenses decreased $4.3 million and interest and other financing items increased $60.5 million.

Household Products

Sales for the quarter declined $22.3 million overall, and $43.0 million, or 9%, excluding $20.7 million of favorable currencies.  The sales decline was due primarily to lower sales volumes in North America, as sales of batteries sold outside of North America were essentially flat.  In North America, lower year over year sales volumes were driven by three factors.  First, post-holiday, March-quarter retail inventory reductions were unusually low in 2007 and unusually high this year creating an unfavorable comparison of approximately $25 million.  Second, we continue to de-emphasize lower margin business in the price oriented segment, leading to lower sales volumes of $10.7 million with minimal impact to operating profit.  Third, retail consumption of Energizer products declined 2% in the quarter, slightly better than the estimated 3% overall battery category decline likely due to general economic sluggishness.

Segment profit for the quarter was lower by $25.9 million overall despite $11.2 million of favorable currencies.  On a constant currency basis, lower segment profit of $37.1 million was primarily the result of $12.8 million due to lower volumes, $12.5 million of higher spending on overheads and advertising and promotion and $8.6 million of higher product costs.

For the six months, sales increased $43.8 million in total, but decreased $9.7 million excluding $53.5 million of favorable currency impacts.  Absent currency, lower sales volumes in North America caused $36.7 million of the decline, $27.2 million of which was in lower margin batteries in the price-oriented segment.  Improved volumes in Asia and Latin America and improved pricing in North America and Latin America partially offset the impact of North America volume declines.

Year to date, segment profit decreased $13.5 million in total, and $46.4 million excluding $32.9 million of favorable currency impacts.  The main driver of the profit decline was $46.6 million of higher product costs, most of which was experienced in the December quarter.  Increased spending on overheads and advertising and promotion was offset by favorable pricing and a positive volume mix impact.  The large reduction in low margin, price-oriented battery volumes had a minimal impact on profit, which was more than offset by a much smaller increase in unit volumes of more profitable performance batteries and lighting products.

Looking ahead, retail inventory levels are in line with seasonally normal levels, and our performance in the last half of the year will be determined by consumer take away.  We are also expecting continued trade up by consumers to higher performing batteries where Energizer’s share position is strongest, although the rate of trade up may continue to be slowed by overall economic sluggishness.  Product costs are expected to continue to be unfavorable in the next two quarters at a rate of $8 to $10 million per quarter due to rechargeable battery cost increases and inefficient plant utilization rates caused by production volume declines.  Price increases on rechargeable batteries have been initiated in the U.S. and certain other markets to begin to recover a portion of rising costs.

Personal Care

As noted in the prior quarter, Energizer’s acquisition of Playtex was completed on October 1, 2007; therefore, Playtex is not included in the attached historical financial statements prior to the current fiscal year.  To provide a clearer understanding of the impact of the acquisition on results, the comparison of the current year amounts for the Personal Care segment are versus pro forma results for the quarter and six months ended March 31, 2007 as shown in Note 5 of the Condensed Financial Statements.  Since Playtex acquired Hawaiian Tropic in April 2007, the results for Hawaiian Tropic are not included in the pro forma results in Note 5.

Net sales for the quarter were $476.8 million, an increase of $61.5 million, with Hawaiian Tropic and favorable currency accounting for $39.5 and $16.2 million, respectively, of the increase.  On a constant currency basis, sales increased 11% due primarily to the acquisition of Hawaiian Tropic.  Wet Shave sales increased 1% as higher volumes in the Quattro family of products, including Quattro Titanium and the new Quattro Trimmer, were partially offset by declines in older technology products and lower pricing due to higher promotional spending on women’s systems and disposables.  Skin Care sales increased 50% due to the inclusion of Hawaiian Tropic.  Excluding the impact of Hawaiian Tropic, Skin Care sales increased 3%.  Feminine Care sales increased 2% due to growth in plastic applicator tampons, offset by declines in cardboard applicator tampons, reflecting the discontinuation of Beyond.  Sales of plastic applicator tampons increased 6% for the quarter.  Within the plastic applicator sub-segment, Sport was the driver of the year over year growth.  Infant Care sales were flat in the second quarter as higher shipments in Diaper Genie were offset by declines in cups and bottles.

Segment profit increased $8.3 million to $97.2 million for the quarter.  On a constant currency basis, segment profit increased $3.3 million as higher gross margin driven by the inclusion of Hawaiian Tropic was partially offset by increased spending, including higher advertising and promotion.

Net sales for the six months ended March 31, 2008 were $876.9 million, an increase of $88.7 million, with Hawaiian Tropic and favorable currency accounting for $49.6 and $30.9 million, respectively, of the increase.  On a constant currency basis, sales increased 7% due primarily to the acquisition of Hawaiian Tropic.  Wet Shave sales increased 1% as higher volumes in the Quattro family of products more than offset declines in older technology shaving systems and unfavorable price due to higher promotional spending against all segments.  Skin Care sales increased 41% due to the inclusion of Hawaiian Tropic.  Excluding the impact of Hawaiian Tropic, Skin Care sales were essentially flat.  Feminine Care sales increased 2% due to growth in plastic applicator tampons offset by declines in cardboard applicator tampons, as noted in the quarter discussion above.  Infant Care sales increased 3% driven by higher Diaper Genie and bottles partially offset by a decline in cups.  Segment profit was down slightly for the six month period as the impact of favorable currency and the inclusion of Hawaiian Tropic was more than offset by higher advertising and promotional spending, including support of the Quattro Trimmer launch.

Looking forward, we will continue to invest at a higher level in advertising and promotion to support new product initiatives, address competitive pressures in key markets and invest in the long-term health of our Personal Care portfolio.  Integration of the Playtex business will remain a key focus throughout 2008.  As noted previously, the health of the Playtex business is our first priority.  We expect to achieve our synergy goals in line with our expectations.  However, accretion will be modest at first, and growing later in 2008 and beyond.

Other Items

Corporate and other expenses decreased $9.0 million in the current quarter primarily related to lower compensation related expenses.  The current quarter included charges of $4.8 million related to the integration of Playtex and other realignment projects versus European restructuring charges of $4.5 million included in the prior year March quarter.  For the six months, corporate and other expenses decreased $4.3 million as lower compensation related expenses were partially offset by higher integration and restructuring charges.   The current six months included $12.7 million of integration and other realignment charges versus $7.9 million of European restructuring charges in the same period last year.

Interest expense for the current quarter and six months increased $24.0 million and $46.9 million, respectively, on higher average borrowings resulting from the Playtex acquisition.  Other net financing items were unfavorable $10.9 million for the quarter and $13.6 million for the six months due primarily to exchange losses in the current period compared to exchange gains included in last year’s first quarter.  These exchange losses were offset by currency gains in segment profit.

Amortization expense increased $2.2 million for the quarter and $4.4 million for the six months versus the same periods a year ago as a result of amortization on intangible assets from the Playtex acquisition.

The effective tax rate for the current quarter was essentially flat at 31% compared to the same quarter last year.   The tax rate for the remainder of the fiscal year is expected to be approximately 32%.

Capital expenditures were $36.9 million for the quarter and $57.9 million for the six months.  Depreciation expense was $33.0 million and $65.4 million for the quarter and the six months, respectively.  Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.8.  The company expects this ratio to improve modestly in the June quarter and to be under 3.5 by the end of the calendar year.

# # #

Statements in this press release that are not historical, particularly statements regarding the continuing strength and long-term growth prospects of Energizer’s battery business and the battery category, the ongoing performance of the Energizer Personal Care businesses, continuing investment in Energizer’s businesses based on long-term outlook, estimates of battery category decline, retail consumption of Energizer battery products and retailer inventory levels, continuing consumer trade-up to higher performance batteries, and the rate of such trade-up, continuing unfavorable product costs in Energizer Household Products, the impact of price increases for rechargeable batteries, continuing advertising and promotional investment for Energizer Personal Care, anticipated achievement of Playtex synergy goals and the timing and extent of earnings accretion from the acquisition, the anticipated tax rate for the remainder of the fiscal year, and expected improvement in Energizer’s debt to EBITDA ratio, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  Negative economic conditions or unfavorable weather conditions, competitive activity and new product offerings, higher than anticipated material, commodity and energy cost increases, declines in the proliferation or consumption of battery-powered devices or the development of alternative power sources, could negatively impact category growth and the results of Energizer’s Household Products and Personal Care businesses going forward.  The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control.  Energizer’s estimates of battery category decline, and retailer inventory levels and retail consumption of its battery products are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of the Company’s estimates, or if those retailers elect to further contract their inventory levels.  The anticipated benefits of Energizer’s price increases on rechargeable products may not be sufficient to offset greater than anticipated increases in supply costs, and the benefits of such increases may not be realized in the event of consumer resistance, if competitive activity mandates additional promotional spending or a revamping of the pricing structure, or if other operating costs increase unexpectedly. Advertising and promotional spending for Energizer Personal Care could be curtailed in the event of unexpected declines in cash flows, competitive activity, a reconsideration of marketing and promotional objectives for the division, and general economic conditions. The timing and extent of potential synergies and earnings accretion related to the Playtex acquisition may be significantly different from current expectations due to changes in market or competitive conditions, systems or personnel issues, or other operational reasons. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. Energizer’s debt to EBITDA ratio for the remainder of the year could be impacted by unanticipated declines in earnings, as discussed above, or by unanticipated declines in cash flows impacting Energizer’s ability to pay down debt over that period. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the Year ended September 30, 2007, and its Form 10-Q for the Quarter ended December 31, 2007.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Net sales	$951.0	$730.9	$2,140.9	$1,690.1

Cost of products sold	493.2	384.6	1,146.9	889.6

Gross profit	457.8	346.3	994.0	800.5

Selling, general and administrative expense	185.6	148.1	381.3	300.6
Advertising and promotion expense	106.5	64.2	230.2	151.2
Research and development expense	22.8	17.6	44.2	33.6
Interest expense	47.0	23.0	93.7	46.8
Other financing items, net	7.7	(3.2)	8.1	(5.5)

Earnings before income taxes	88.2	96.6	236.5	273.8

Income tax provision	27.3	30.0	73.0	84.9

Net earnings	$60.9	$66.6	$163.5	$188.9

Earnings per share
Basic	$1.06	$1.18	$2.85	$3.34
Diluted	$1.03	$1.14	$2.77	$3.23

Weighted average shares of common stock - Basic	57.5	56.3	57.4	56.5
Weighted average shares of common stock - Diluted	59.1	58.4	59.1	58.5

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending March 31, 2008
(Dollars in millions, except per share data)

1.   Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.   On October 1, 2007, the Company acquired Playtex Products, Inc. (Playtex) via purchase of all issued and outstanding shares of common stock (the Acquisition).  Prior to the Acquisition, the Company's operations were managed via three major segments; North America Battery (U.S. and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades and related products).  During the previous quarter, the Company revised its operating segment presentation.  Operations for the Company are now managed via two major segments - Household Products (battery and lighting products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

In accordance with generally accepted accounting principles, Playtex inventory acquired in the Acquisition was valued at its estimated fair value on the Company's October 1, 2007 balance sheet.  Such fair value of inventory is $27.5 greater than the historical cost basis of such inventory prior to the Acquisition.  This required accounting treatment will reduce gross margin by approximately $27.5 (compared to historical Playtex cost basis) as the product is sold following the Acquisition.  For the quarter and six months ended March 31, 2008, Cost of Products Sold included a charge of $1.6 and $27.5, respectively, related to the amortization of the inventory write up.  The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the Acquisition is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the Playtex acquisition.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter and six months ended March 31, 2008 and 2007, respectively, are presented below.  All prior periods have been restated to conform with the current segment presentation.

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2008	2007	2008	2007
Household Products	$474.2	$496.5	$1,264.0	$1,220.2
Personal Care	476.8	234.4	876.9	469.9
Total net sales	$951.0	$730.9	$2,140.9	$1,690.1

Profitability
Household Products	$66.5	$92.4	$249.4	$262.9
Personal Care	97.2	50.0	169.9	105.6
Total segment profitability	$163.7	$142.4	$419.3	$368.5
General corporate and other expenses	(15.6)	(24.6)	(46.4)	(50.7)
Acquisition inventory valuation	(1.6)	-	(27.5)	-
Amortization	(3.6)	(1.4)	(7.1)	(2.7)
Interest and other financial items	(54.7)	(19.8)	(101.8)	(41.3)
Earnings before income taxes	$88.2	$96.6	$236.5	$273.8

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending March 31, 2008
(Dollars in millions, except per share data)

Supplemental product information is presented below for revenues from external customers:
	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2008	2007	2008	2007
Alkaline batteries	$262.6	$292.2	$760.0	$752.9
Carbon zinc batteries	52.3	57.2	119.6	132.0
Other batteries and lighting products	159.3	147.1	384.4	335.3
Wet Shave	253.0	234.4	504.6	469.9
Skin Care	124.6	-	169.7	-
Feminine Care	52.5	-	109.3	-
Infant Care	46.7	-	93.3	-
Total net sales	$951.0	$730.9	$2,140.9	$1,690.1

3.   Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.   The current and prior year quarter includes pretax charges of $0.5 and $4.5, respectively, and the current and prior six months include pretax charges of $2.6 and $7.9, respectively, related to European restructuring projects. These are included in General corporate and other expenses in Note 2 above.

5.   The following table represents the Company’s Unaudited Pro Forma Condensed Combined Statement of Earnings as if the Acquisition occurred on October 1, 2006.  Playtex acquired Tiki Hut Holding Company (“Hawaiian Tropic”), owner of the Hawaiian Tropic brand on April 18, 2007.  The Playtex financial statements, and thus, the pro forma results below, reflect the results of Hawaiian Tropic since April 18, 2007.  It includes incremental interest and financing costs related to the Acquisition and purchase accounting adjustments, which are expected to have continuing impact on the combined results, such as depreciation and amortization expense on estimated acquired tangible and intangible assets.  These unaudited pro forma earnings statements for the quarter and six months ended March 31, 2007, are based on, and should be read in conjunction with the Company's historical consolidated financial statements and related notes, as well as Playtex historical consolidated financial statements and related notes included in the Form 8-K filing of October 1, 2007, as amended on December 17, 2007.

	Unaudited Pro Forma
	Quarter Ended	Six Months Ended
	March 31,	March 31,
Net Sales	2007	2007
Household Products	$496.5	$1,220.2
Personal Care	415.3	788.2
Total net sales	$911.8	$2,008.4

Profitability
Household Products	$92.4	$262.9
Personal Care	88.9	171.9
Total segment profitability	$181.3	$434.8
General corporate and other expenses	(30.1)	(61.5)
Acquisition inventory valuation	(1.6)	(27.5)
Amortization	(3.2)	(6.2)
Interest and other financial items	(48.7)	(99.5)
Earnings before income taxes	$97.7	$240.1
Income tax provision	30.3	70.9
Net earnings	$67.4	$169.2

Basic EPS	$1.20	$3.01
Diluted EPS	$1.15	$2.90

Weighted-Average Shares - Basic	56.3	56.3
Weighted-Average Shares - Diluted	58.4	58.4